Joint Filer Information

Name: Fir Tree Value Master Fund, L.P.

Address: c/o Fir Tree, Inc., 505 Fifth Avenue, 23rd Floor, New York, NY 10017

Designated Filer: Fir Tree, Inc.

Issuer & Ticker Symbol: Noble Corporation plc [NE]

Date of Event Requiring Statement: September 2, 2014

Signature: FIR TREE VALUE MASTER FUND, LP

BY: Fir Tree, Inc., its Manager

BY:/s/ James Walker

Name: James Walker

Title: Managing Director